FOR IMMEDIATE RELEASE:	February 5, 2004
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS PROFITABLE FOURTH QUARTER ON 34%
SEQUENTIAL INCREASE IN REVENUE

St. Paul, Minn (2/5/04)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for the fourth quarter and fiscal year ended December 31, 2003.

Revenue for the fourth quarter was $4,451,000, up from revenue of $3,325,000 for the prior quarter, and up from revenue of $3,175,000 for the fourth quarter of 2002. Net income for the fourth quarter was $98,000, or $.01 per share, compared to a net loss in the fourth quarter of 2002 of $1,347,000, or $.14 per share. The fourth quarter of 2002 included a goodwill impairment charge of $706,000.

Revenue for 2003 was $14,089,000, up from revenue of $12,688,000 for 2002. Net loss for 2003 was $1,559,000 or $.16 per share. Net loss for 2002 was $9,292,000, or $.98 per share. The net loss for 2003 included restructuring charges of $149,000. The net loss for 2002 included goodwill impairment charges of $7,192,000 and an income tax benefit of $440,000 resulting from a tax refund.

“We finished 2003 with a strong fourth quarter, indicating to us that the recovery of the semiconductor equipment industry has at last begun, fueled by high production rates and high equipment utilization rates in the semiconductor industry,” said Joseph C. Levesque, president and chief executive officer. “Analysts in the semiconductor and semiconductor equipment industries seem uniform in their assessments that growth in demand for semiconductors will continue to be robust at least into 2005, and that growth in demand for semiconductor equipment will follow accordingly.”

“We are very pleased with the way we are participating in this recovery,” Mr. Levesque said. “Our revenue for the fourth quarter grew 34% sequentially and was the highest it has been since the first quarter of 2001. Our bookings to shipments ratio for the fourth quarter was 1.79, against a North American back-end semiconductor equipment industry average ratio of 1.15 for the quarter. Both our bookings and quotations during the quarter were at their highest since the fourth quarter of 2000. And we exited the year with a backlog of about $6.4 million. These results indicate to us that we have correctly focused our product development efforts on the most compelling needs of the fastest growing and largest segments of the semiconductor industry, and that our new product offerings are being well received.”

“We expect to show continued revenue growth in the first quarter of 2004, and we currently expect revenue for the quarter to be in the range of $5.5 million,” Mr. Levesque continued. “We also continue to see strong bookings potential as we enter the first quarter of 2004, although perhaps at more modest levels than we experienced in the fourth quarter. However, our customer base continues to be cautious in forecasting beyond the near term, and we must wait to see how the recovery proceeds to gain insight into the second half of the year.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2002.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits (ICs) and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Net sales	$4,451	$3,175	$14,089	$12,688
Cost of goods sold	1,984	1,584	6,649	5,920

Gross profit	2,467	1,591	7,440	6,768

Gross profit percent	55.4%	50.1%	52.8%	53.3%
Operating expenses:
Selling, general and administrative	1,665	1,635	6,250	7,099
Research and development	712	612	2,641	2,299
Unusual charges	0	706	149	706

Total operating expenses	2,377	2,953	9,040	10,104

Income (loss) from operations	90	(1,362)	(1,600)	(3,336)
Other income, net	8	15	41	90

Income (loss) before income taxes and cumulative effect of a change in accounting principle	98	(1,347)	(1,559)	(3,246)
Income taxes	0	0	0	440

Income (loss) before cumulative effect of a change in accounting principle	98	(1,347)	(1,559)	(2,806)
Cumulative effect of a change in accounting principle	0	0	0	(6,486)

Net income (loss)	$98	$(1,347)	$(1,559)	$(9,292)

Income (loss) per common share (basic and diluted):
Income (loss) before cumulative effect of a change in accounting principle	$0.01	$(0.14)	$(0.16)	$(0.30)
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	(0.68)

Net income (loss)	$0.01	$(0.14)	$(0.16)	$(0.98)

Weighted average common shares outstanding:
Basic	9,478	9,477	9,477	9,476
Diluted	9,720	9,477	9,477	9,476

Aetrium Incorporated
Pro Forma Consolidated Statements of Operations (1)
(in thousands, except per share data)

	Three Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Net sales	$4,451	$3,175	$14,089	$12,688
Cost of goods sold	1,984	1,584	6,649	5,920

Gross profit	2,467	1,591	7,440	6,768

Gross profit percent	55.4%	50.1%	52.8%	53.3%
Operating expenses:
Selling, general and administrative	1,665	1,635	6,250	7,099
Research and development	712	612	2,641	2,299

Total operating expenses	2,377	2,247	8,891	9,398

Income (loss) from operations	90	(656)	(1,451)	(2,630)
Other income, net	8	15	41	90

Income (loss) before income taxes	98	(641)	(1,410)	(2,540)
Income taxes	0	0	0	0

Net income (loss)	$98	$(641)	$(1,410)	$(2,540)

Net income (loss) per share (basic and diluted)	$0.01	$(0.07)	$(0.15)	$(0.27)

Weighted average common shares outstanding:
Basic	9,478	9,477	9,477	9,476
Diluted	9,720	9,477	9,477	9,476

(1) Management believes that supplementary pro forma information is useful to investors in performing financial analysis and making additional relevant period-to-period comparisons. Management uses these measures internally to establish operational goals, to evaluate the company’s operating performance, and in planning and forecasting the company’s future periods. Pro forma results are calculated by beginning with results determined in accordance with Generally Accepted Accounting Principles (GAAP), and then excluding items which we believe are unusual or non-recurring items. Following is a reconciliation of GAAP net income (loss) to pro forma net income (loss):

	Three Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Net income (loss) — GAAP	$98	$(1,347)	$(1,559)	$(9,292)
Operating expenses — restructuring charge	0	0	149	0
Pro forma adjustments related to SFAS No. 142, “Goodwill and Other Intangible Assets”:
- Goodwill impairment charge, recorded as a change in accounting principle - 1st Quarter 2002	0	0	0	6,486
- Goodwill impairment charge - 4th Quarter 2002	0	706	0	706
Income tax benefit	0	0	0	(440)

Net income (loss) — pro forma	$98	$(641)	$(1,410)	$(2,540)

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	December 31,	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$4,087	$5,796
Accounts receivable, net	3,320	1,628
Inventories — operations	6,365	6,815
Inventories — shipped equipment subject to revenue deferral	324	544
Other current assets	209	152

Total current assets	14,305	14,935

Property and equipment, net	386	472
Identifiable intangible assets, net	1,750	2,634
Other assets	28	40

Total assets	$16,469	$18,081

Liabilities and shareholders’ equity:
Trade accounts payable	$1,540	$597
Accrued liabilities	1,258	2,256

Total liabilities	2,798	2,853

Shareholders’ equity	13,671	15,228

Total liabilities and shareholders’ equity	$16,469	$18,081